Exhibit 3.21
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF AMENDMENT
CHANGING THE NAME OF A VIRGINIA STOCK CORPORATION
By Unanimous Consent of the Shareholders
     The undersigned, pursuant to § 13.1-710 of the Code of Virginia, executes these articles and states as follows:

1.	The current name of the corporation is BMH Associates, Inc.

2.	The name of the corporation is changed to

Alion — BMH Corporation.

3.	The foregoing amendment was adopted by unanimous consent of the shareholders on February 13, 2006 .

(date)
Executed in the name of the corporation by:

/s/ James C. Fontana	3/29/06

(signature)	(date)

James C. Fontana	Secretary

(printed name)	(corporate title)

(telephone number (optional))	(corporation’s SCC corporate ID no.)
(The execution must be by the chairman or any vice-chairman of the board of directors, the president, or any other of its officers authorized to act on behalf of the corporation.)
See instructions on the reverse.